MutualFirst Financial, Inc. Announces Conversion of MutualBank to an Indiana Commercial Bank Charter

MUNCIE, Ind., Jan. 5, 2012 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank, has announced that the Bank converted from a federal savings bank to an Indiana commercial bank on January 1, 2012. As a result of that conversion the Company became a bank holding company and is now subject to capital requirements imposed on bank holding companies by the Board of Governors of the Federal Reserve

David Heeter, President and CEO of the Company said: "Our new status as the bank holding company of an Indiana commercial bank more appropriately reflects who we are, a community commercial bank serving the Indiana markets in which we have offices. This charter conversion eliminated limits and mandates that required us to maintain a concentration in residential mortgage loans and limited our ability to engage in consumer and commercial lending."

MutualBank, is well capitalized and strong by all regulatory standards. MutualBank has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release that are not historical facts, including references to fewer regulatory limits on the types of loans we can make, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, +1-765-747-2880